EXHIBIT 99.1

To:  Andy Wiederhorn, CEO Fog Cutter Capital Group Inc.

From :  Robert Rosen

Date:  March 26, 2004

Re:  Resignation

Effective immediately I am hereby resigning from my role as a Fog Cutter board member, as Fog Cutter’s President and all other officer and director positions held at Fog Cutter’s subsidiary or affiliate companies.  The reason for my resignation is to pursue other interests.

/s/ Robert Rosen
Robert Rosen

3/26/04